Exhibit 99.1

Nicole Crafts to Divest out of Retail Operations

Berlin, NJ (November 25th) – Nicole Crafts has decided to exit its retail operations by retaining the retail and real estate divisions of Gordon Brothers to close the  A.C. Moore stores, as part of a broader strategic plan.  Matthew Pascucci of Mackinac Partners has been appointed as Chief Restructuring Officer of A.C, Moore to assist in this effort.

Anthony Piperno, Chief Executive Officer of A.C. Moore said, “For over 30 years, our stores have been servicing the creative community with a vast selection of art and craft materials, with one common focus, the customer.  Unfortunately, given the headwinds facing many retailers in today’s environment, it made it very difficult for us to operate and compete on a National level.  During this process, we will continue to provide great customer experience, while still delivering quality and value on your favorite products.  Plans for closing specific A.C Moore locations will be shared in the upcoming weeks on our website.  While we will stop accepting further online orders as of today, we will ship any previously placed orders in the ordinary course.”

As part of the transaction, The Michaels Companies Inc, will assume leases for up to 40 store locations and a lease on an east coast distribution facility plus purchase intellectual property which will allow the Company to enhance its position as the largest arts and crafts retailer in North America.  Michaels CEO, Mark Cosby, noted “This transaction enables us to further expand our presence in strategic markets and serve even more customers both online and in store. We are looking forward to re-opening these stores under the Michaels name in 2020 and welcoming new team members.”

Piperno added, “While it was a difficult decision for us, this transaction will result in a group of stores reopening under the Michaels banner subject to negotiations with landlords— allowing teams to continue serving the brand’s loyal customers and employ our valued team members in those locations.  We believe the transaction was the best option for our employees, customers, vendors, landlords, and other key stakeholders and thank them for their many years of support.”

About A.C. Moore:

A.C. Moore is a specialty retailer offering a vast selection of arts, crafts and floral merchandise to a broad demographic of customers. We opened the first A.C. Moore store in Moorestown, New Jersey in 1985 and have been proudly inspiring the Eastern United States since then. A.C. Moore is a family owned company that celebrates creativity in all of our customers and Team Members. We specialize in all things arts and crafts: knitting, framing, kid's crafts, art supplies, floral, home décor & seasonal, scrapbooking, cake decorating, and our own Nicole family of products: Premiere, Stitch Studio, Nicole's Kitchen, Bright Minds, Nicole's Boutique, Nicole's Bead Shop and so much more! With over 5,000 Team Members and more than 145 stores from Maine to Florida, we happily call Berlin, NJ home to our corporate office and distribution center. We also have offices and distribution centers in Moorestown, NJ, Chicago, IL, as well as Ningbo, China.

About Michaels Companies:

The Michaels Companies, Inc. is North America's largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise for Makers and do-it-yourself home decorators. The Company operates more than 1,260 Michaels stores in 49 states and Canada.  Additionally, the Company serves customers through a variety of digital platforms including Michaels.com, consumercrafts.com and aaronbrothers.com.  The Michaels Companies, Inc., also owns Artistree, a manufacturer of high quality custom and specialty framing merchandise, and Darice, a premier wholesale distributor in the craft, gift and decor industry.  For a list of store locations or to shop online, visit www.michaels.com or download the Michaels app.

About Gordon Brothers:

Since 1903, Gordon Brothers (www.gordonbrothers.com) has helped lenders, operating executives, advisors, and investors move forward through change. The firm brings a powerful combination of expertise and capital to clients, developing customized solutions on an integrated or standalone basis across four service areas: valuations, dispositions, operations, and investments. Whether to fuel growth or facilitate strategic consolidation, Gordon Brothers partners with companies in the retail, commercial, and industrial sectors to put assets to their highest and best use. Gordon Brothers conducts more than $70 billion worth of dispositions and appraisals annually. Gordon Brothers is headquartered in Boston, with 25 offices across five continents.

Media Contact:

Matthew Pascucci

Chief Restructuring Officer

(617) 422-7805

2